Exhibit 2.1

ASSET PURCHASE AGREEMENT

by and among

GREEN PLAINS PARTNERS LP

GREEN PLAINS HOLDINGS LLC

GREEN PLAINS OPERATING COMPANY LLC

GREEN PLAINS ETHANOL STORAGE LLC

GREEN PLAINS LOGISTICS LLC

GREEN PLAINS INC.

GREEN PLAINS TRADE GROUP LLC

and

GREEN PLAINS HEREFORD LLC

dated as of

December 14, 2020

TABLE OF CONTENTS

		PAGE

ARTICLE I	DEFINITIONS.......................................................................................................................................................	2

ARTICLE II	ASSET PURCHASE AND SALE AND ACKNOWLEDGMENTS..........................................................................	5

2.1	Sale and Purchase of the Storage Assets and Transportation Assets...................................................................	5
2.2	Consideration.........................................................................................................................................................	6
2.3	Effective Time of Purchase and Sale.....................................................................................................................	6
2.4	Assumed Liabilities.................................................................................................................................................	6
2.5	Transaction Taxes..................................................................................................................................................	7
2.6	Allocation................................................................................................................................................................	7
2.7	Withholding.............................................................................................................................................................	7

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF SELLERS..................................................................................	7

3.1	Approval of Conflicts Committee.............................................................................................................................	7

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES...........................................................	8

4.1	Organization and Existence....................................................................................................................................	8
4.2	Authority and Approval; Enforceability....................................................................................................................	8
4.3	Brokerage Arrangements........................................................................................................................................	8

ARTICLE V	COVENANTS, ETC..............................................................................................................................................	9

5.1	Financial Statements..............................................................................................................................................	9
5.2	Independent Investigation.......................................................................................................................................	9
5.3	Post-Closing Payments..........................................................................................................................................	9
5.4	Further Assurances................................................................................................................................................	9
5.5	Tax Covenants.......................................................................................................................................................	10
5.6	Real Property..........................................................................................................................................................	11

ARTICLE VI	CLOSING.............................................................................................................................................................	11

6.1	Closing....................................................................................................................................................................	11
6.2	Deliveries by Sellers...............................................................................................................................................	11
6.3	Deliveries by the Parent Parties.............................................................................................................................	12

ARTICLE VII	MISCELLANEOUS...............................................................................................................................................	12

I

7.1	Expenses................................................................................................................................................................	12
7.2	Deed; Bill of Sale; Assignment................................................................................................................................	12
7.3	Notices....................................................................................................................................................................	12
7.4	Governing Law.......................................................................................................................................................	13
7.5	Public Statements...................................................................................................................................................	13
7.6	Form of Payment....................................................................................................................................................	13
7.7	Entire Agreement; Amendments and Waivers........................................................................................................	13
7.8	Binding Effect and Assignment...............................................................................................................................	14
7.9	Severability.............................................................................................................................................................	14
7.10	Interpretation...........................................................................................................................................................	14
7.11	Headings and Schedules........................................................................................................................................	14
7.12	Counterparts...........................................................................................................................................................	14

II

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and entered into as of December 14, 2020, by and among Green Plains Partners LP, a Delaware limited partnership (the “Partnership”), Green Plains Holdings LLC, a Delaware limited liability company (the “General Partner”), Green Plains Operating Company LLC, a Delaware limited liability company (the “Operating Company”), Green Plains Ethanol Storage LLC, a Delaware limited liability company (“Ethanol Storage LLC”), and Green Plains Logistics LLC, a Delaware limited liability company (“Logistics” and collectively with the Partnership, the General Partner, the Operating Company, and Ethanol Storage LLC, “Sellers”), Green Plains Inc., an Iowa corporation (“Green Plains”), Green Plains Hereford LLC and Green Plains Trade Group LLC. Each of Sellers, Green Plains, Green Plains Hereford and Green Plains Trade Group LLC are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, Sellers own ethanol storage assets in Hereford, TX, as described on Exhibit A-1 hereto (the “Hereford Storage Assets” or the “Storage Assets”);

WHEREAS, Sellers hold certain transportation assets, including approximately 230 railcars (the “Transportation Assets” and together with the Storage Assets, the “Assets”);

WHEREAS, Sellers intend to sell, assign, transfer and convey the Hereford Storage Assets to Green Plains Hereford LLC and Green Plains Hereford LLC desires to purchase the Hereford Storage Assets, on the terms and conditions set forth herein;

WHEREAS, Sellers intend to sell, assign, transfer and convey the Transportation Assets to Green Plains Hereford LLC, or its assignees, and Green Plains Hereford LLC, or its assignees, desires to purchase the Transportation Assets, on the terms and conditions set forth herein;

WHEREAS, the Parties desire that Green Plains transfer to the Partnership and the Partnership to pay $10 million in cash in exchange for the transactions contemplated by this Agreement;

WHEREAS, Green Plains Trade Group (defined herein) intends to execute Amendment No. 4 to Ethanol Storage and Throughput Agreement regarding, among other things, the obligations of Green Plains Trade Group to agree to throughput a minimum volume of product at the Partnership’s storage facilities; and

WHEREAS, as of the Effective Time (as defined below), each of the events and transactions set forth in Section 2.1 below shall occur;

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I. DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” has the meaning set forth in the Partnership Agreement.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocation” has the meaning set forth in Section 2.6.

“Assets” has the meaning set forth in the recitals to this Agreement.

“Assignment Agreement” means the form of Assignment and Assumption Agreement to be mutually agreed by and between Logistics, and Green Plains Hereford LLC.

“Assumed Liabilities” has the meaning set forth in Section 2.4.

“Bill of Sale” means that certain Bill of Sale, Assignment and Assumption Agreement in the form attached as Exhibit B hereto.

“Hereford Storage Assets” has the meaning set forth in the recitals to this Agreement.

“Closing” has the meaning set forth in Section 6.1.

“Closing Date” has the meaning set forth in Section 6.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commission” means the United States Securities and Exchange Commission.

“Conflicts Committee” has the meaning set forth in Section 3.1.

“Effective Time” means the date and time concurrent with the closing of all of the transactions contemplated by the Asset Purchase Agreement between Green Plains and Hereford Ethanol Parnters, L.P. dated December 14, 2020, a copy of which is attached hereto as Exhibit B.

“Ethanol Storage LLC” has the meaning set forth in the preamble to this Agreement.

 “Financial Statements” has the meaning set forth in Section 5.1.

“General Partner” has the meaning set forth in the preamble to this Agreement.

“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“GP Interest” has the meaning set forth in the recitals to this Agreement.

“Green Plains Hereford LLC” has the meaning set forth in the preamble to this Agreement.

 “Green Plains Trade Group” means Green Plains Trade Group LLC, a Delaware limited liability company and Subsidiary of Green Plains.

 “Group Member” means a member of the Parent Group.

 “Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, easement, encumbrance or other similar interest or right.

“Logistics” has the meaning set forth in the preamble to this Agreement.

“Material Adverse Effect” means, when used with respect to a Party, any change, circumstance, effect or condition that materially adversely affects, or could reasonably be expected to materially adversely affect such Party’s ability to satisfy its respective obligations under the Transaction Documents.

“Non-Exclusive License (Hereford)” means the Non-Exclusive License for the Use of Track and Property, by and between Green Plains Hereford LLC and the Partnership, dated the date hereof.

 “Operating Company” has the meaning set forth in the preamble to this Agreement.

“Operational Services and Secondment Agreement” means that certain Operational Services and Secondment Agreement, dated effective July 1, 2015, by and between Green Plains and the General Partner, as amended by Amendment No. 1 to Operational Services and Secondment Agreement, dated January 1, 2016, Amendment No. 2 to Operational Services and Secondment Agreement, dated Setember 23, 2016, and Amendment No. 3 to Operational Services and Secondment Agreement, dated November 15, 2018.

“Operational Services and Secondment Agreement Amendment” means that certain Amendment No. 4 to the Operational Services and Secondment Agreement.

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 1, 2015.

“Parent Group” means, collectively, Green Plains and its Subsidiaries (excluding the Partnership and its Subsidiaries).

“Parent Parties” means, Green Plains, Green Plains Hereford LLC.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“Property Tax” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Purchase Price” has the meaning set forth in Section 2.2(a).

“Rail Transportation Services Agreement” means that certain Rail Transportation Services Agreement, dated effective July 1, 2015, by and between Green Plains Logistics and Green Plains Trade Group, as amended by Amendment No. 1 to Rail Transportation Services Agreement, dated September 1, 2015, Amendment No. 2 to Rail Transportation Services Agreement, dated November 30, 2016 and Amendmnet No. 3 to Rail Transportation Services Agreement dated November 15, 2018. .

“Rail Transportation Services Agreement Amendment” means Amendment No. 4 to the Rail Transportation Services Agreement.

 “Redemption” has the meaning set forth in Section 2.2(b).

“Sellers” has the meaning set forth in the preamble to this Agreement.

“Hereford Deed” means the quitclaim deed by and between Green Plains Hereford LLC and Ethanol Storage LLC, dated the date hereof.

“Storage and Throughput Agreement” means that certain Ethanol Storage and Throughput Agreement, dated effective July 1, 2015, by and between Ethanol Storage LLC and Green Plains Trade Group, as amended by Amendment No. 1 to Ethanol Storage and Throughput Agreement, dated January 1, 2016, Clarifying Amendment to Ethanol Storage and Throughput Agreement, dated January 4, 2016, Amendment No. 2 to Ethanol Storage and Throughput Agreement, dated September 23, 2016 and Amendment No. 3 to Ethanol Storage and Throughput Agreement, dated November 15, 2018.

“Storage and Throughput Agreement Amendment” means Amendment No. 4 to the Storage and Throughput Agreement.

“Storage Assets” has the meaning set forth in the recitals to this Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a

Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Return” means any report, statement, form, return or other document or information return related to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Documents” means this Agreement, the Operational Services and Secondment Agreement Amendment, the Non-Exclusive License (Hereford), the Assignment Agreement, the Bill of Sale, the Rail Transportation Services Agreement Amendment, the Hereford Deed, the Storage and Throughput Agreement Amendment and the other documents contemplated herein.

“Transaction Taxes” has the meaning set forth in Section 2.5.

“Transportation Assets” has the meaning set forth in the recitals to this Agreement.

ARTICLE II.

ASSET PURCHASE AND SALE AND ACKNOWLEDGMENTS

2.1 Sale and Purchase of the Storage Assets and Transportation Assets. Effective as of the Effective Time, on the terms and subject to the conditions contemplated herein:

(a) Sellers hereby sell, assign, transfer and convey to Green Plains Hereford LLC, its successors and its assigns, for its and their own use forever, and Green Plains Hereford LLC agrees to purchase from Sellers the entire right, title, interest, responsibilities, coverages and liabilities of the Hereford Storage Assets, including any responsibilities, coverages and liabilities under any permit or licenses included in such assets, free and clear of all Liens; and

(b) Sellers hereby sell, assign, transfer and convey to Green Plains Hereford LLC, its successors and its assigns, for its and their own use forever, and Green Plains Hereford LLC, its successors and its assigns, agrees to purchase from Sellers the entire right, title, interest, responsibilities, coverages and liabilities of the Transportation Assets, free and clear of all Liens.

(c) Green Plains, on behalf of its wholly owned subsidiary Green Plains Trade Group LLC hereby agrees to enter into an amendment as set forth in the Fourth Amendment to the Storage and Throughput Agreement.

2.2 Consideration.

(a) At the Closing, in consideration for the sale of the Assets hereunder, Green Plains shall pay to Sellers an amount of (i) $10 million dollars (the Purchase Price”). Effective as of the Effective Time, Green Plains Hereford LLC hereby accepts the Hereford Storage Assets, and Green Plains Hereford LLC hereby accept the Transportation Assets.

2.3 Effective Time of Purchase and Sale. Notwithstanding anything to the contrary contained herein, the Parties acknowledge and agree that:

(a) Green Plains Hereford LLC shall be entitled to all of the rights of ownership of the Hereford Storage Assets and shall be liable for and shall bear all of the Assumed Liabilities, in each case, from and after the Effective Time.

(d) Green Plains Hereford LLC, or their affiliate designee shall be entitled to all of the rights of ownership of the Transportation Assets and shall be liable for and shall bear all of the responsibilities set forth in the Assignment Agreement related to the Transportation Assets, in each case, from and after the Effective Time.

(e) Green Plains Trade Group shall be obligated to throughput a minimum volume of product at the Partnership’s storage facilities.

2.4 Assumed Liabilities.

 (a)At the Effective Time, the Parent Group agrees to assume and to pay, discharge and perform as and when due, all Liabilities that first accrue, are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time from and after the Effective Time, in connection with the ownership of the Storage Assets or other activities occurring in connection with and attributable to the ownership of the Storage Assets from and after the Effective Time.

(b)At the Effective Time, the Parent Group agrees to assume and to pay, discharge and perform as and when due, all Liabilities that are caused by, arise out of, are associated with, are in respect of, or are incurred, in each case, at any time from and after the Effective Time, in connection with the operation of the Transportation Assets or other activities occurring in connection with and attributable to the operation of the Transportation Assets from and after the Effective Time. The Liabilities in this Section 2.4(b) shall include, but are not limited to, the requirement or obligation, whether accrued before or after the Effective Time, to clean and refurbish the Transportation Assets pursuant to any lease or other agreement assumed by the Parent Group pursuant to the Assignment Agreement.

The Liabilities described in this Section 2.4 are referred to as the “Assumed Liabilities” in this Agreement.

2.5 Transaction Taxes. All sales, use, transfer, filing, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement (“Transaction Taxes”), other than Taxes based on income, shall be borne one hundred percent (100%) by Green Plains. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.

2.6 Allocation. In the event the transactions effected pursuant to this Agreement are taxable in whole or in part, the Purchase Price (plus the Assumed Liabilities, to the extent properly taken into account by the Code), shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state or local law, as appropriate) (the “Allocation”).  If the Purchase Price is adjusted pursuant to any provision of this Agreement, the Allocation will reflect such adjustment as mutually agreed by the Partnership and Green Plains and Green Plains shall file all Tax Returns (including, but not limited to, IRS Form 8594, if applicable) consistent with the Allocation.  Neither Sellers nor the Parent Group shall take any Tax position inconsistent with such Allocation and neither Sellers nor the Parent Group shall agree to any proposed adjustment to the Allocation by any Taxing authority without first giving the other Party prior written notice; provided, however, that nothing contained herein shall prevent Sellers or the Parent Group from settling any proposed deficiency or adjustment by any Taxing authority based upon or arising out of the Allocation, and neither Sellers nor the Parent Group shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

2.7 Withholding. The Parent Group shall be entitled to deduct and withhold from the Purchase Price such amounts as the Parent Group is required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment.  To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF THE PARTNERSHIP

The Partnership hereby represents and warrants to the Parent Parties that, as of the date hereof:

3.1 Approval of Conflicts Committee. The transaction contemplated by this Agreement has been approved by the Conflicts Committee of the Board of the Green Plains Holding LLC.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

The Parent Parties hereby, jointly and severally, represent and warrant to Sellers that as of the date hereof:

4.1 Organization and Existence.

(a) Green Plains has been duly organized and is validly existing and in good standing under the laws of the State of Iowa, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted.  Green Plains is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.

(b) Green Plains Hereford LLC is an entity duly organized, validly existing and in good standing under the laws of the State of Delaware.  Green Plains Hereford LLC is duly qualified to transact business as a limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect.

4.2 Authority and Approval; Enforceability. Each of the Parent Parties has the requisite power and authority to execute and deliver this Agreement and any Transaction Document to which it is or will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof and thereof to be performed by it.  The execution and delivery by each of the Parent Parties of this Agreement and any Transaction Document to which it is or will be a party, the performance by it of all the terms and conditions hereof and thereof to be performed by it and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all requisite action of the Parent Parties.  Each of this Agreement and any Transaction Document to which any of the Parent Parties is or will be a party constitutes or will constitute, upon execution and delivery by such Parent Party, the valid and binding obligation of such Parent Party, enforceable against such Parent Party in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 Brokerage Arrangements. None of the Parent Parties has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate Sellers or any of its respective Affiliates (other than the Parent Group) to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V. COVENANTS, ETC.

5.1 Financial Statements. The Partnership shall permit Green Plains and its representatives to contact the Partnership’s accountants, auditors and employees, and shall cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by Green Plains or its representatives, in order for Green Plains to prepare financial statements with respect to the Assets and pro forma financial statements of Green Plains, in each case that are necessary to comply with applicable requirements promulgated under the Securities Act and within the timeframe specified for Green Plains to file any such financial statements on Form 8-K under the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Financial Statements”).  The Partnership shall cause its accountants, auditors and employees to cooperate with Green Plains with regards to responding to any comments from the Commission on such Financial Statements.  Green Plains shall be responsible for and shall pay for or reimburse the Partnership for all costs incurred by the Partnership in connection with the external audit of any such Financial Statements (including reasonable accountants’ fees).  The obligations of the Partnership under this Section 5.1 shall survive for five (5) years after the Closing.

5.2 Independent Investigation. Each of the Parent Parties acknowledge that in making the decision to enter into this Agreement and to consummate the transactions contemplated hereby, Green Plains has relied on both its own independent investigation of the Assets and the express written representations, warranties and covenants in this Agreement and that the Assets are being purchased on an as-is, where-is basis.  Without diminishing the scope of the express written representations, warranties and covenants of the Parties and without affecting or impairing its right to rely thereon, THE PARENT PARTIES ACKNOWLEDGE THAT SELLERS HAVE NOT MADE, AND SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, RELATING TO THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), OTHER THAN THE REPRESENTATIONS AND WARRANTIES IN THIS AGREEMENT.

5.3 Post-Closing Payments. Should Sellers or any of their respective Subsidiaries, after Closing, receive any payments related to the Assets to which the Parent Group is entitled pursuant to this Agreement, then Sellers or their applicable Subsidiaries shall, within thirty (30) days of receipt of such payments, forward such payments to Green Plains.  If any demand is made on Sellers or any of their respective Subsidiaries after Closing to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Assets on or after the Effective Time, Green Plains shall pay the same to the extent such invoice or obligation constitutes an Assumed Liability.  If any demand is made on Green Plains or any of its Subsidiaries to pay any invoice or other obligation contracted or incurred in connection with the ownership of the Assets prior to the Effective Time, Sellers shall be responsible for the same.

5.4 Further Assurances. From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests sold and assigned by this Agreement or intended to be so sold and assigned (including any actions required to effect the assignment and conveyance of the Assets as of the Effective Time, and (c) more fully and effectively to carry out the purposes and intent of this Agreement.

5.5 Tax Covenants.

(a) Sellers and the Parent Group agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Assets (as available or within Sellers’ or the Parent Group’s control, as applicable), including access to books and records, as is reasonably necessary for the filing of all Tax Returns by Sellers or the Parent Group, as applicable, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax.  Each of Sellers and the Parent Group shall retain, or cause to be retained, all books and records with respect to Taxes pertaining to the Assets for a period of at least seven years following the Closing Date.  Sellers and the Parent Group shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Assets or the Allocation.

(b) Sellers shall promptly notify the Parent Group in writing upon receipt by Sellers of notice of any pending or threatened Tax audits or assessments relating to the income, properties or operations of Sellers that reasonably may be expected to relate to or give rise to a Lien on any of the Assets.  Each of Sellers and the Parent Group shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the Allocation.

(c) Any Property Taxes paid at or prior to Closing shall be prorated based upon the amounts actually paid.  If any Property Taxes due and payable during the year of Closing have not been paid before Closing, Sellers shall be charged at Closing an amount equal to that portion of such Property Taxes which relates to the period before Closing, and the Parent Group shall pay, or cause to be paid, such Property Taxes prior to their becoming delinquent.  Any such apportionment made with respect to a Property Tax year for which the Property Tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the Property Tax rate or assessed valuation fixed.  To the extent that the actual Property Taxes for the current year differ from the amount apportioned at Closing, the Parties shall make all necessary adjustments by appropriate payments between themselves within thirty 30 days after such amounts are determined following Closing.  The Parent Group shall pay all supplemental Property Tax resulting from the change in ownership and reassessment, if any, occurring as the result of the Closing pursuant to this Agreement.

(d) The Parties intend that the transfer of assets and the Redemption pursuant to this Agreement shall be treated as a distribution described in Section 731 of the Code, except as otherwise required by law, and the Parties agree to file all Tax Returns in a manner consistent with such intended treatment.

5.6 Real Property. After the Closing and without any further consideration, Sellers will use all commercially reasonable efforts, in accordance with applicable law, to execute, file and deliver all such additional deeds, instruments and other documents with any Governmental Authority necessary to fully and effectively vest in the applicable Group Member and their successors and assigns title to the real property assets sold, conveyed and assigned pursuant to this Agreement.

ARTICLE VI. CLOSING

6.1 Closing. Subject to the terms and conditions of this Agreement, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at a mutually agreed upon location and time (the “Closing Date”).

6.2 Deliveries by Sellers. At the Closing, Sellers will deliver (or caused to be delivered) the following:

(a) a counterpart to the Bill of Sale, duly executed by the applicable Seller;
(b) a counterpart to the Storage and Throughput Agreement Amendment, duly executed by Ethanol Storage LLC;
(c) a counterpart to the Rail Transportation Services Agreement Amendment, duly executed by Logistics;
(d) a counterpart to the Operational Services and Secondment Agreement Amendment, duly executed by the General Partner;
(e) a counterpart to the Hereford Deed, duly executed by Ethanol Storage LLC;
(f) a counterpart to the Non-Exclusive License (Hereford), duly executed by the Partnership;
(g) a counterpart to the Assignment Agreement, duly executed by Logistics;

(h) all necessary forms and certificates complying with applicable Law, duly executed and acknowledged, certifying that the transactions contemplated hereby are exempt from withholding under Section 1445 of the Code and any state or local equivalent thereof; and

(i) all other documents and instruments necessary and appropriate to convey the Assets to Green Plains Hereford, and other customary forms as may be agreed to by the Parties.

6.3 Deliveries by the Parent Parties. At the Closing, the Parent Parties will deliver (or caused to be delivered) the following:

(a) the Purchase Price, as contemplated by Section 2.2;
(j) a counterpart to the Bill of Sale, duly executed by Green Plains Hereford LLC;
(k) a counterpart to the Storage and Throughput Agreement Amendment, duly executed by Green Plains Trade Group LLC;
(l) a counterpart to the Rail Transportation Services Agreement Amendment, duly executed by Green Plains Trade Group LLC;
(m) a counterpart to the Operational Services and Secondment Agreement Amendment, duly executed by Green Plains;
(n) a counterpart to the Hereford Deed, duly executed by Green Plains Hereford LLC;
(o) a counterpart to the Non-Exclusive License (Hereford), duly executed by Green Plains Hereford LLC;
(p) a counterpart to the Assignment Agreement, duly executed by Green Plains Hereford LLC; and
(q) all other documents and instruments necessary and appropriate to convey the Assets to Green Plains Hereford LLC, and other customary forms as may be agreed to by the Parties.
ARTICLE VII. MISCELLANEOUS

7.1 Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement or the other Transaction Documents and all action taken in preparation for effecting the provisions of this Agreement and the other Transaction Documents.

7.2 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and the liabilities referenced herein.

7.3 Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (i) personally delivered (with written confirmation of receipt); or (ii) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to Sellers, addressed to:

Green Plains Partners LP

c/o Green Plains Holdings LLC, its general partner

1811 Aksarben Dr

Omaha, Nebraska 68106

Facsimile: (402) 952-4916

Attention: General Counsel

E-mail:  michelle.mapes@gpreinc.com

If to the Parent Parties, addressed to:

Green Plains Inc.

1811 Aksarben Dr

Omaha, Nebraska 68106

Facsimile: (402) 952-4916

Attention: General Counsel

E-mail:  michelle.mapes@gpreinc.com

Any Party may change any address to which notice is to be given to it by giving notice as provided above of such change of address.

7.4 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

7.5 Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby without the consent of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations.

7.6 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

7.7 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as otherwise expressly provided herein.  Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above.  No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Parties.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

7.8 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of the other Parties.

7.9 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

7.10 Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

7.11 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those schedules are incorporated in the definition of “Agreement.”

7.12 Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

GREEN PLAINS PARTNERS LP

By:	Green Plains Holdings LLC, its general partner
By:	/s/ Todd Becker
Name:	Todd Becker
Title:	Chief Executive Officer

GREEN PLAINS HOLDINGS LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	Chief Executive Officer

GREEN PLAINS OPERATING COMPANY LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	Chief Executive Officer

GREEN PLAINS ETHANOL STORAGE LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	Chief Executive Officer

GREEN PLAINS LOGISTICS LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	Chief Executive Officer

GREEN PLAINS INC

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	Chief Executive Officer

GREEN PLAINS HEREFORD LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	Chief Executive Officer

GREEN PLAINS TRADE GROUP LLC

By:	/s/ Todd Becker
Name:	Todd Becker
Title:	Chief Executive Officer